EXHIBIT 99.8


              Inprise/Borland Sells Scotts Valley Building to
                             ScanlanKemperBard


SCOTTS VALLEY, Calif., Feb. 18 /PRNewswire/ -- Inprise/Borland (Nasdaq:
INPR - news) today announced it has entered into an agreement to sell its Scotts Valley facility to ScalanKemperBard Companies (SKB) for $47 million. As part of the agreement, Inprise/Borland will sign a long-term lease, leasing back approximately 44% of the facility. Included in the $47 million purchase price is a $2.5 million reserve which can be used by SKB for certain improvements should they be required. The transaction is scheduled to close in mid-March. (Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20000117/SFM040 )

      "The proceeds from the sale of the building will significantly add to our current cash position," said Dale Fuller, interim president and CEO of Inprise/Borland. "We anticipate the use of these proceeds as well as other savings from operating and non-cash expenses to further our drive towards profitability, while enabling us to invest in Internet Access Infrastructure; applications and development tools for all major platforms including: Linux, Solaris and Windows as well as other emerging technologies."

      "SKB is very excited to add the extraordinary Inprise/Borland corporate campus to its portfolio. We have already had significant tenant interest and we look forward to playing a role in the Scotts Valley community," said Bob Scanlan, principal with ScanlanKemperBard Companies.

About SKB

ScanlanKemperBard Companies was founded in 1993 and is actively engaged in a wide range of real estate investment banking, advisory and development throughout the Western United States. SKB is dedicated to creating and retaining wealth through real estate for its investors and principals, in that order. The firm is based in Portland, Oregon.

About Inprise/Borland Corporation

Inprise/Borland is a leading provider of Internet access infrastructure and application development tools and services for all major platforms, including Linux, Solaris and Windows. Earlier this month, Inprise/Borland agreed to merge with Corel Corporation. The merger is expected to be completed in the late spring. Founded in 1983, Inprise/Borland is headquartered in the Silicon Valley, California, with operations worldwide. To learn more, visit Inprise/Borland at http://www.borland.com, the community site at http://community.borland.com or call the company at 800-632-2864.

NOTE: Inprise/Borland product names are trademarks or registered trademarks of Inprise/Borland. Other names mentioned herein may be trademarks of the party using such names.

Forward-looking statements in this release, including but not limited to, those concerning Inprise's future financial performance, product development plans, and the potential features of or benefits to be derived from the Company's products, involve a number of uncertainties and risks, and actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, among others, the following: possible disruptive effects of organizational or personnel changes by the Company, shifts in customer demand, market acceptance of the Company's new or enhanced products, delays in scheduled product availability dates, actions or announcements by competitors, software errors, general business conditions and market growth rates in the client/server and Internet software markets, and other factors described in the Company's S.E.C. reports on Forms 10-K and 10-Q.